UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 26, 2007

SPANSION INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51666	20-3898239
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification Number)

915 DeGuigne Drive

P.O. Box 3453

Sunnyvale, California 94088-3453

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (408) 962-2500

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Spansion Inc. (the “Company”) is party to Amended and Restated Change of Control Severance Agreements (the “Change of Control Agreements”) with the following named executives officers: Bertrand F. Cambou, the Company’s president and chief executive officer; Dario Sacomani the Company’s executive vice president and chief financial officer; James E. Doran, the Company’s executive vice president and chief operating officer; and Thomas T. Eby, the Company’s executive vice president of consumer, set-top box and industrial division (collectively, the “Specified Named Executive Officers”).

The Change of Control Agreements provide each of the Specified Named Executive Officers with specified severance payments if such Specified Named Executive Officer’s employment is terminated (or otherwise materially altered) following a change of control of the Company. The Change of Control Agreements are supplemental to other employments agreements, if any, that generally govern the employment relationship between the Company and the Specified Named Executive Officers.

On November 26, 2007, the Company delivered to each of the Specified Named Executive Officers a notice of termination of his Change of Control Agreement. Each notice of termination triggers a two-year notice period, in accordance with the terms of the Change of Control Agreement. On or around November 27, 2009, when these Change of Control Agreements terminate, the Company expects to enter into a new change of control agreement with each named executive officer who is eligible for such agreement at that time.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPANSION INC.
(Registrant)

Date:	November 30, 2007	By:	/s/ Dario Sacomani
		Name:	Dario Sacomani
		Title:	Executive Vice President and Chief Financial Officer

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